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                                                                     EXHIBIT 1.3

                             AMENDMENT NO. 1 TO THE
                      DISTRIBUTION AND MANAGEMENT AGREEMENT

         This Amendment No. 1 to the Distribution and Management Agreement (this "Amendment"), effective as of January 29, 2004, is entered into by and among Onyx Acceptance Corporation, a Delaware corporation (the "Company"), Sumner Harrington Ltd., a Minnesota corporation (the "Agent"), and Sumner Harrington Agency, Inc., a Minnesota corporation.

                                    RECITALS

         A. The Company and the Agent have entered into a Distribution and Management Agreement, dated as of February 15, 2002 (the "Agreement"), pursuant to which the Company appointed the Agent to act as the Company's exclusive selling agent in connection with the offer, sale and renewal of up to an aggregate principal amount of $50,000,000 of renewable, unsecured, subordinated notes of the Company (the "Original Notes"), upon the terms and subject to the conditions set forth therein.

         B. As of the date of this Amendment, approximately $2,572,040.75 of the Original Notes remain unsold and available for issuance (the "Unsold Notes").

         C. The parties desire to amend the Agreement solely to reflect that the Company is proposing to register and publicly offer and sell up to an additional $50,000,000 of renewable, unsecured, subordinated notes of the Company (such notes, together with the Unsold Notes, are referred to herein as the "Additional Notes").

         D. Sumner Harrington Agency, Inc. wishes to become a party to the Agreement for the sole purposes of Sections 2.05 and 3.01 of the Agreement, as amended herein, and by executing this Amendment, it agrees and consents to be bound by the terms and conditions of Sections 2.05 and 3.01 of the Agreement, as amended herein.

         E. The parties agree and acknowledge that the Agreement is being amended solely with regard to the Additional Notes and that this Amendment will not in any way amend the Agreement as it relates to the Original Notes, other than the Unsold Notes.

         F. Section 9.10 of the Agreement permits the parties to modify the terms of the Agreement provided such modification is made in writing and signed by the parties.

         G. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

         Accordingly, and in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. For the purposes of this Amendment, the following terms shall have the following meanings:

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                  a.       Second Effective Date. The date and time on which the
         Company's Registration Statement on Form S-3 (File No. 333-109545) is or was declared effective by the Commission.

                  b. Second Closing Date. After the Second Effective Date, the first date on which any Additional Notes are issued and sold by the Company to any Investors.

         2. Scope of this Amendment. Each of the parties hereby agrees and acknowledges that this Amendment amends the Agreement solely with regard to the Additional Notes and that this Agreement in no way amends the Agreement as it relates to the Original Notes, other than the Unsold Notes.

         3. Amendment to Section 1.01(m). Section 1.01(m) of the Agreement shall be amended in its entirety to provide as follows:

         "(m) Indenture. That certain Indenture dated February 11, 2002, by and between the Company and the Trustee with respect to the Notes, as supplemented by that certain Supplement No. 1 to Indenture dated or about January 29, 2004, by and between the Company and the Trustee."

         4. Amendment to Section 1.01(u). The words "an aggregate principal amount up to $50,000,000 and" in the definition of "Notes" in Section 1.01(u) of the Agreement shall be deleted.

         5. Amendment to Section 1.01(x). Section 1.01(x) of the Agreement shall be amended in its entirety to provide as follows:

         "(x) Paying Agent Agreement. That certain agreement by and between the Company and Paying Agent relating to the Company's engagement of the Paying Agent to act as the paying agent for the Notes, as amended by that certain Amendment No. 1 to Paying Agent Agreement dated January 29, 2004, by and between the Company and Paying Agent."

         6. Amendment to Section 1.01(ee). Section 1.01(ee) of the Agreement shall be amended in its entirety to provide as follows:

         "(ee) Registration Statement. The term "Registration Statement" shall be deemed to refer to both the Registration Statements on Form S-3 (File Nos. 333-71238 and 333-109545) of the Company with respect to the Notes filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and declared effective by the Commission, including the respective copies thereof filed with the Commission."

         7. Amendment to Section 2.03(a)(ii). The following sentence shall be added as the final sentence of Section 2.03(a)(ii):

         "Solely with regard to the Additional Notes, in no event will the Company pay or cause to be paid an aggregate portfolio management fee greater than 1.25% of the aggregate

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         principal amount of the Additional Notes pursuant to the provisions of
         Section 2.03(a)(ii) of the Agreement."

         8. Amendment to Section 2.03(b). The following sentence shall be added as the final sentence of Section 2.03(b):

         "Solely with regard to the Additional Notes, in no event will the Company pay or cause to be paid an amount greater than .234% of the aggregate principal amount of the Additional Notes pursuant to the provisions of Section 2.03(b) of the Agreement."

         9. Amendment to Section 2.05. Section 2.05 of the Agreement shall be amended in its entirety to provide as follows:

         "The Company agrees that Agent may sell other notes or securities in offerings similar to the Offering for other issuers during the course of the Offering; and Agent and Agency (as defined in Section 3.01 below) may advertise such offerings without limitation using "below market" (referred to as stand-by, preemptable, or remnant) media. However, without the prior written consent of the Company, the Agent and Agency agree not to advertise such offerings for such other notes or securities using "at market" media within the same radio, newspaper or other print media outlets or markets in which the Company is actively advertising its Notes. The Company is considered actively advertising if $10,000 or more is spent in a week to advertise the Offering using the specified media outlet(s). Anything to the contrary notwithstanding, the Agent may advertise other notes or securities of other issuers on its website or on the website of such other issuers, subject to the confidentiality provisions of this Agreement, and Agent shall have the right to advertise or otherwise disclose to unrelated prospective issuers, at its own expense, its relationship with the Company, the services it provides in connection with the Notes and the amount of money that it raised through the Offering."

         10. Amendment to Section 3.01(b). Section 3.01(b) of the Agreement shall be amended in its entirety to provide as follows:

         "(b)     Marketing and Advertising. During the term of this Agreement,
         Agent shall develop and execute a direct response marketing strategy for the Notes designed to meet the Company's capital goals in a timely manner, which shall be subject to the prior approval of the Company. Agent shall also oversee designing and printing all marketing materials, in accordance with the Securities Act, including the applicable Rules and Regulations and any other requirements of the SEC and NASD or other Governmental Rules.

                           (i) For purposes of Sections 2.05 and 3.01 only, Sumner Harrington Agency, Inc., a wholly owned subsidiary of Agent ("Agency") is hereby made a party to this Agreement. During the term of Agent's activities to market and sell the Notes hereunder, Agency will provide Company with media planning, media buying, media production, media placement and other marketing services related to the Offering as described on Exhibit D hereto, and the terms of which shall be binding upon Company and Agency.

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                           (ii)     Notwithstanding the foregoing, the authority
                  of Agent and Agency with respect to all ad placements and use of all marketing materials shall be subject to receiving the prior written approval of the Company.

                           (iii) In order to minimize advertising costs, Agent and/or Agency may recommend that the Company enter into long term contracts (not to exceed one year) with various newspapers and radio stations, and in such event, in addition to the direct cost of the advertisements themselves, the Company shall be responsible for any termination fees that result from the early cancellation of such contracts if approved by Company.

                           (iv) During the term of this Agreement, Company shall allow Agent and Agency to use the Company's logo, corporate colors, trademarks, trade names, fonts, and other aspects of corporate identity in advertisements and marketing materials related to the Notes and on Agent's website, subject to the Company's prior written approval of the specific use of these items in writing in each instance (which shall not be unreasonably withheld). Neither the Agent nor the Agency will make use of the Company's logo, corporate colors, trademarks or trade names in any manner that would reasonably be expected to disparage or damage such marks, the reputation of the Company or diminish the Company's goodwill. It is expressly agreed that neither the Agent nor the Agency is acquiring any right, title or interest in the Company's logo, corporate colors, trademarks or trade names."

         11. Addition of Section 3.02(f). The following shall be added to the Agreement as Section 3.02(f):

         "(f) Security. The parties shall take appropriate security measures to protect customer nonpublic personal information ("NPI"), as defined in the Gramm-Leach-Bliley Act of 1999, Title V, and its implementing regulations, against accidental or unlawful destruction and unauthorized access, tampering, and copying during storage in either party's computing or paper environment. Access to NPI must be restricted to only the personnel that have a business need. NPI must be stored in a secured format within all systems at both parties' location and any other locations where the data may reside. Transmission of such NPI between the parties or vendors must be done in a secure manner, in a method mutually agreed upon by both parties. Both parties agree that each will engage appropriate and industry-standard measures necessary to meet information security guidelines as required by the Gramm-Leach-Bliley Act, Title V and its implementing regulations as applicable to such party to effectuate this Agreement."

         12. Amendment to Article VI and Article VIII. Any and all rights and obligations of the parties under Article VI and Article VIII of the Agreement with respect to the Initial Closing Date shall be deemed to also apply to the Second Closing Date.

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         13.      Amendment to Section 6.01(a). The first sentence of Section
6.01(a) of the Agreement shall be amended in its entirety to provide as follows:

         "The Registration Statement shall have become effective not later than 4:00 p.m. Minneapolis, Minnesota time on the date of this Amendment, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the Company or the Agent, threatened by the Commission or any state securities commission or similar regulatory body."

         14. Amendment to Sections 7.01 and 7.02. The references in Sections 7.01 and 7.02 of the Agreement to the "Effective Date" shall be amended to refer to the Effective Date or Second Effective Date, as the case may be.

         15. Amendment to Section 8.01. Section 8.01 of the Agreement shall be amended in its entirety to provide as follows:

         "This Agreement shall become effective as of the date first set forth above, and shall continue in full force and effect until terminated as provided below."

         16. Amendment to Section 8.04(b)(i). Section 8.04(b)(i) of the Agreement shall be amended in its entirety to provide as follows:

         "(i)     with respect to the termination of Agent's activities to
market and sell the Notes, Agent must provide at least thirty (30) days' prior written notice to the Company, except as otherwise provided herein or in the event of any material breach hereof by Company, in which case such termination may be effective upon one (1) day's notice; and"

         17. Amendment to Section 9.02. The reference to "Leonard, Street and Deinard, Professional Association" in Section 9.02 of the Agreement shall be deleted in its entirety and replaced with the following:

         "Oppenheimer Wolff & Donnelly LLP
         Plaza VII, Suite 3300
         45 South Seventh Street
         Minneapolis, MN 55402
         Attention: Michael J. Kolar
         Tel. (612) 607-7000"

         18. Addition of Exhibit D. The Exhibit D attached to this Amendment shall be added to the Agreement as Exhibit D.

         19. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Agreement remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Agreement by any party hereto.

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         20.      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                   ONYX ACCEPTANCE CORPORATION

                                   By:________________________________

                                   Its:________________________________

                                   SUMNER HARRINGTON LTD.

                                   By:________________________________

                                   Its:________________________________

                                   SUMNER HARRINGTON AGENCY, INC.
                                   (for purposes of Sections 2.05 and 3.01 only)

                                   By:________________________________

                                   Its:________________________________

  (Signature Page to Amendment No. 1 to Distribution and Management Agreement)

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                                                                       EXHIBIT D

                     SUMNER HARRINGTON AGENCY, INC. SERVICES

         The following describes the media planning, media buying and other marketing services to be provided by Sumner Harrington Agency, Inc ("Agency") to Onyx Acceptance Corporation ("Company") in connection with the offer and sale of the Notes, as more specifically defined in, and pursuant to the terms of, the Distribution and Management Agreement among Company, Sumner Harrington Ltd., the parent company of Agency ("Agent"), and Agency, as amended, to which this description is an exhibit.

1.       Agency Services.

         Agency will perform the following services for the Company:

                  - Employ on Company's behalf Agency's knowledge of the available media and marketing approaches that can effectively be used to promote the issuance of the Notes on a "direct to the consumer" basis.

                  - Acting on the study, analysis and knowledge of the product described above, formulate and recommend a marketing and media plan (or plans).

                  - In the execution of the plan (or plans), when approved by Company:

                           - Order space, time or other marketing services and materials to be used for advertising, endeavoring to secure the most advantageous rates available.

                           - Check and verify insertions, displays, broadcasts or other means used.

                           - Audit invoices for space and time and other marketing services performed on the Company's behalf.

2.       General Provisions.

         Approval of Expenditures: Agency agrees to secure Company's prior written approval of all expenditures in connection with Company's plans.

         Cancellation of Plans: Company reserves the right to modify, reject, cancel or stop any and all plans, schedules or work in progress. In such event Agency shall take reasonable steps to carry out Company's instructions as promptly as practicable. To the extent such plans or work is approved by the Company in advance, Company agrees to assume liability for all commitments made by Agency on its behalf, and to reimburse Agency for any losses (including cancellation penalties) that Agency may sustain derived therefrom and for all expenses incurred in connection with Company approved plans on its authorization, and to pay Agency any service charges relating thereto, in accordance with the provisions hereof.

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         Failure of Suppliers to Perform: Agency will endeavor to the best of its knowledge and ability to guard against any loss to Company through failure of media or suppliers to properly execute their commitments, but shall not be held responsible for any failure on their part.

         Confidentiality: Agency acknowledges its responsibility to use all reasonable efforts to preserve the confidentiality of any proprietary or confidential information or data developed by Agency on behalf of Company or disclosed by Company to Agency. Agency, along with Agent, agrees to execute a Non-Disclosure Agreement, substantially in the form attached hereto as Supplement I.

         Responsibility of and Indemnification by Agency: Agency agrees to indemnify and hold Company, its officers, directors, agents and employees harmless from and against any claims, liabilities, losses, costs, expenses, or the like, including reasonable attorneys' fees, incurred in respect to any breach by Agency of the Agreement or Agency's negligence and/or intentional wrongdoing in connection with the services.

         Responsibility of and Indemnification by Company: Company agrees to indemnify and hold Agency, its officers, directors, agents and employees harmless from and against any claims, liabilities, losses, costs, expenses, or the like, including reasonable attorneys' fees, incurred in respect to any breach by the Company of this Agreement or the Company's negligence and/or intentional wrongdoing in connection therewith. Company shall be responsible for the accuracy, completeness and propriety of information concerning its products and services that it furnishes to Agency in connection with the performance of the services.

3.       Charges.

           - Charges for Advertising Space and Time: Company agrees to pay the media expense directly to Agency or the media source, as mutually agreed to by the parties. Payment will be at current published gross rates (or at lower gross rates when available) for advertising that runs in all media.

           -      Rate Adjustments:

                  - Short Rates: If, in a medium having a schedule of graduated rates, less space or time than contracted for is used, Company is to pay the difference, if any, between the rate billed and the rate actually earned.

                  - Other Refunds: Agency shall refund or credit Company any other refunds received by it in connection with advertising space or time.

           - Other Marketing Expenses. Company agrees to pay Agency for all marketing expenses related to the development and production of all direct marketing and promotional materials. All work will be outlined in a Project Fee Estimate and must be approved in writing in advance by the Company.

           - Maximum Charges. Notwithstanding anything to the contrary herein, in no event will the amount paid to Agency for its aggregate mark-up of advertising and

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                  media costs exceed 3.3% of the aggregate principal amount of the Additional Notes sold in the Offering.

4.       Terms of Payment

           - Timing of Payment: To the extent that the mark-up owed to Agency hereunder exceeds 3.3% of the Additional Notes sold in the Offering, the amount of such mark-up will accrue until such time as the Company has sold a sufficient amount of Additional Notes. To the extent the Agent's mark-up is permitted to be paid pursuant to the foregoing sentence, Agent will issue an invoice to the Company for such amount.

           - Terms of Payment: Payment of invoices will be due either by check or wire transfer, as requested by Agency, within 30 days.

           - Wire Instructions: Payment of invoices by wire transfer will be made to:

                                            The Business Bank
                                            Minnetonka, MN
                                            ABA# 091017099
                                            FC: Sumner Harrington Agency, Inc.
                                            Acct# 102657

           - Company Agreement to Pay: Company agrees to pay Agency invoices on payment dates stated thereon. So that Company may have sufficient time to audit and pay Agency bills and that Agency may have sufficient time to pay the media suppliers, by payment date, Agency will mail media invoices at least 21 days before payment due date.

5.       Termination.

           - Period of Services: The services provided by Agency shall begin upon execution and delivery of Amendment No. 1 to the Distribution and Management Agreement and shall continue until termination of Agent's activities to market and sell the Notes thereunder.

           - Payment for Purchases and Work Done: Any materials, services, etc. Agency has committed to purchase for Company's account with Company's approval (or any uncompleted work previously approved by Company either specifically or as part of a plan) prior to termination of the Services shall be paid for by Company in accordance with the provisions of this Agreement.

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